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                                                                    Exhibit 99.1
PRESS RELEASE

--------------------------------------------------------------------------------
SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE
THURSDAY, JULY 22, 1999

CONTACT:      MARGARET K. DORMAN
              CHIEF FINANCIAL OFFICER
              (281) 443-3370

                        SMITH INTERNATIONAL, INC. REPORTS
                             SECOND QUARTER RESULTS

     HOUSTON, Texas (July 22, 1999)... Smith International, Inc. (NYSE, PSX:
SII) today announced results for the second quarter which included a net loss of $3.0 million, or six cents per share. After including after-tax merger and restructuring charges of $37.2 million associated with the Wilson Industries transaction, the Company reported a net loss of $7.5 million, or 16 cents per share, in the prior year quarter. The net loss for the second quarter of 1999 primarily results from delays in completing the drilling fluids joint venture with Schlumberger Limited which impacted reported interest costs for the period.

      Revenues for the second quarter of 1999 were $389.7 million, reflecting a 30 percent decline from the prior year quarter. Over half of the revenue decrease was reported in the U.S. where the average number of rigs drilling for oil and gas was approximately 40 percent lower year-to-year. The decline in worldwide activity levels has resulted in reduced demand for the Company's products and services in all geographic regions with the exception of Canada. Canadian revenues were impacted by the purchase of a majority ownership interest in C.E. Franklin, Ltd. acquired as part of the ConEmsco transaction which closed May 28, 1999. After excluding revenues from acquisitions, revenues were 34 percent below second quarter 1998 levels.

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     For the six months ended June 30, 1999, the Company reported net income of
$3.6 million, or seven cents per share on a diluted basis, on revenues of $786.7 million. Earnings for the comparable period of the prior year were $26.1 million, or $0.54 per share on a diluted basis, on revenues of $1,136.7 million.

     M-I Fluids' revenues for the second quarter of 1999 were $161.7 million, a 28 percent decline from the prior year quarter. The majority of the revenue decline from the second quarter of the prior year related to reduced customer spending outside of North America, primarily Latin America and Europe/Africa which were impacted by the lower level of drilling activity.

     M-I SWACO reported revenues of $22.2 million, a 39 percent decrease over the second quarter of 1998. The largest portion of the revenue decline was reported in the U.S. and Latin America and related to a combination of lower activity levels and the completion of several projects during the quarter.

     Smith Bits' revenues were $54.3 million for the second quarter, a 32 percent decrease over the comparable period of the prior year. The revenue decrease was primarily associated with lower three-cone petroleum bit sales in North America attributable to the 40 percent decline in drilling activity.

     Smith Drilling & Completions' revenues declined to $54.4 million, a decrease of 38 percent over the second quarter of 1998. The major revenue declines were reported in the U.S. and Europe/Africa which experienced significant reductions in activity levels from the prior year quarter. Decreased tubular sales, which declined 78 percent over the prior year quarter, and lower demand for remedial products and services contributed to the revenue decline.

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     Wilson Supply revenues decreased 24 percent from the second quarter of 1998 to $97.1 million. The revenue decline was reported in the U.S. and related to the impact of lower activity levels which were partially offset by incremental revenues from the ConEmsco transaction. Reduced product sales to the upstream sector contributed to the majority of the decrease with lower tubular sales accounting for over 60 percent of the reported decline. Excluding the impact of acquired operations, revenues were 42 percent below second quarter 1998 levels.

     Commenting on the results, Chairman and CEO, Doug Rock stated, "We believe we saw this downturn's low point in the second quarter and our results clearly reflect the decline in activity levels. Although we expect a modest recovery for the last half of the year, our outlook is encouraging due to several factors including closing the Schlumberger joint venture and recently being awarded several new fluids contracts in the North Sea."

     Loren Carroll, Executive Vice President also noted that, "Continued focus on improving our balance sheet has generated working capital reductions which have been used to reduce our outstanding borrowings. Completing the Schlumberger transaction subsequent to quarter-end has also benefited our balance sheet by lowering our debt to total capitalization to the 30 percent range and providing us with a platform to pursue opportunities for growth."

     Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson Supply.

     Unaudited financial highlights follow:


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                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                      Three Months Ended             Six Months Ended
                                                           June 30,                      June 30,
                                                    -----------------------     -------------------------
                                                      1999           1998          1999           1998
                                                   ----------     ---------     ----------    -----------
Revenues..................................         $  389,695     $ 557,749     $  786,717    $ 1,136,682

Costs and expenses:
   Cost of revenues.......................            291,010       384,873        576,693        781,960
   Selling expenses.......................             70,791        86,480        140,698        173,030
   General and administrative expenses....             21,479        20,397         39,801         42,601
   Merger and restructuring costs.........                  -        55,000              -         55,000
                                                   ----------     ---------     ----------    -----------
     Total costs and expenses.............            383,280       546,750        757,192      1,052,591
                                                   ----------     ---------     ----------    -----------

Earnings before interest and taxes........              6,415        10,999         29,525         84,091

Interest expense, net.....................             11,297         9,813         23,372         18,926
                                                   ----------     ---------     ----------    -----------

Income (loss) before income taxes and
   minority interests.....................             (4,882)        1,186          6,153         65,165

Income tax provision (benefit)............             (1,455)        2,322          3,495         21,636
                                                   ----------     ---------     ----------    -----------

Income (loss) before minority interests...             (3,427)      (1,136)          2,658         43,529

Minority interests........................               (406)        6,356           (927)        17,444
                                                   ----------     ---------     ----------    -----------

Net income (loss).........................          $  (3,021)    $  (7,492)    $    3,585    $    26,085
                                                    =========     =========     ==========    ===========

Earnings (loss) per share:
   Basic..................................          $   (0.06)    $   (0.16)    $     0.07    $      0.55
                                                    =========     =========     ==========    ===========
   Diluted................................          $   (0.06)    $   (0.16)    $     0.07    $      0.54
                                                    =========     =========     ==========    ===========

Weighted average shares outstanding:
   Basic..................................             48,421        47,793         48,291         47,683
   Diluted................................             48,421        47,793         48,852         48,155


OTHER DATA:
Depreciation and Amortization.............          $  18,494     $  17,018     $   37,257    $    34,020
                                                    =========     =========     ==========    ===========
Capital Spending (a)......................          $  13,276     $  32,168     $   26,591    $    67,382
                                                    =========     =========     ==========    ===========

NOTE (a):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. The net capital spending was approximately $18.6 million and $59.5 million for the first six months of 1999 and 1998, respectively.



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                            SMITH INTERNATIONAL, INC.
                                REVENUE ANALYSIS
                               ($'S IN THOUSANDS)
                                   (UNAUDITED)
REVISED
-------


                                                                            THREE MONTHS
                                                                           ENDED JUNE 30,
                                                                     --------------------------
                                                                        1999            1998
                                                                     ----------      ----------
        M-I FLUIDS                                                   $  161,682      $  225,241

        M-I SWACO                                                        22,210          36,496

        SMITH BITS                                                       54,298          80,292

        SMITH DRILLING & COMPLETIONS                                     54,412          88,100

        WILSON SUPPLY                                                    97,093         127,620
                                                                     ----------      ----------

        TOTAL                                                        $  389,695      $  557,749
                                                                     ==========      ==========

                                                                             SIX MONTHS
                                                                           ENDED JUNE 30,
                                                                     --------------------------
                                                                        1999            1998
                                                                     ----------      ----------
        M-I FLUIDS                                                   $  339,552      $  455,469

        M-I SWACO                                                        50,241          73,189

        SMITH BITS                                                      114,719         171,179

        SMITH DRILLING & COMPLETIONS                                    111,569         172,622

        WILSON SUPPLY                                                   170,636         264,223
                                                                     ----------      ----------

        TOTAL                                                        $  786,717      $1,136,682
                                                                     ==========      ==========